CONTACTS:      Robert  J.  Pommersheim
---------      Interim  Chief  Financial  Officer
               (949)  425-4140

                                                           FOR IMMEDIATE RELEASE

                       SAFEGUARD HEALTH ENTERPRISES, INC.
                        NASDAQ NATIONAL MARKET DELISTING

ALISO VIEJO, California-September 3, 1999-SafeGuard Health Enterprises, Inc. (Nasdaq:SFGD) announced today that it received on September 2, 1999, a notice from Nasdaq that it has determined to delist the Company's shares from the Nasdaq National Market effective with the close of business on September 1, 1999 as a result of the Company not remaining in compliance with the net tangible asset maintenance requirement.

SafeGuard stated that Nasdaq advised the Company that its shares are eligible for listing on the OTC Bulletin Board and the Company expects that its stock will be quoted and traded in that market. The shares closed at 3-11/16 Thursday on the Nasdaq stock market.

As previously announced, the Company has entered into an agreement with an investor group to invest $40 million in the Company. After careful consideration, the investor group has indicated to the Company their commitment to continue with their investment in the Company.

SafeGuard is a dental benefits marketing company, providing dental benefits to nearly 1 million members in 20 states and the District of Columbia. The company offers a variety of managed and indemnity dental programs, as well as vision products. In addition, SafeGuard provides administrative and preferred provider organization services.